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                                                      Exhibit 3.01

                                       RESTATED

                              ARTICLES OF INCORPORATION

                                          OF

                           SOUTHERN CALIFORNIA GAS COMPANY



KNOW ALL MEN BY THESE PRESENTS:

         That we, the undersigned, all of whom are citizens and residents of the State of California, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of California.


                                AND WE HEREBY CERTIFY:


         First:    That the name of said corporation shall be SOUTHERN
CALIFORNIA GAS COMPANY.

         Second:   That the purposes for which it is formed are:

         To manufacture, sell and supply light, and to carry on the business of a gas works company, in all its branches; to deal with, to manufacture, to render salable all products, by-products and residual products obtained in the manufacture of gas; to construct, manufacture, and maintain works for holding, receiving, purifying and distributing gas, and all other building and works, meters, pipes, fittings, machinery, apparatus and appliances convenient or necessary for the business of the company; to manufacture, buy, sell, rent, deal in stoves, engines and other apparatus and conveniences which may seem calculated directly or indirectly to promote the consumption of gas.

         To manufacture, produce, generate, or otherwise obtain electric light, power and heat, by water-power, by steam-power or by any other method and from any other substances; to condemn and obtain property, real or personal, rights of way, easements and franchises, for the purpose of producing, marketing, selling, storing, furnishing, conducting and transporting water, gas, electric current, light, power and heat to any and all places.

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         To sell, furnish and deal in illuminating and fuel gas, electric light, heat and power, and to dispose of and sell the same to cities, towns, villages, private corporations and individuals; to erect, construct, and operate such buildings, structures, machinery, plants, apparatus and devices as may be deemed necessary or convenient for the purposes of this corporation; to buy, sell, and deal in such goods, wares and merchandise and materials as may be deemed necessary or convenient for carrying on said business; to locate, claim, divert, appropriate and otherwise acquire water and water-rights under the laws of the State of California for all purposes; to construct, acquire and maintain pole lines, conduits, distributing systems, operating plants, ditches, dams, tunnels, levees, via-ducts, bridges, embankments, excavations and pipelines under, across and over any lands, water courses, lakes, streams or waterways; and to sell, lease, grant or otherwise dispose of so much of the water or water-rights thus secured, controlled or appropriated, to persons, municipal or private corporations, by contracts or otherwise; to transmit gas, electric light, power and heat to purchasers thereof, and wherever the same may be situated by means of poles and wires, conduits and subways or otherwise, over, under or through any lands or waters or both; to acquire by deed, gift, will, grant or otherwise, lands, tenements, hereditaments, leasehold estates, water, water-rights, bonds, notes, bills, claims, evidences of indebtedness, stock of incorporated companies, franchises, privileges, patent rights and licenses, property and every estate, right, interest and appurtenance in, to or concerning real and personal property of every name and nature, legal and equitable; and to have and to hold, use and enjoy, manage, control, grant, assign, transfer and convey and incumber by mortgage or deed of trust and otherwise dispose of the same and every part thereof or interest therein; to engage in the business of supplying light, heat and power by electric appliances or otherwise.

         To erect, buy, sell, operate, lease and let, water, electric and gas plants and their distributing systems, and generating stations for the manufacture, generation, accumulation, storage, transmission and distribution of gas, both illuminating and fuel, and electric current and any and all machinery used therein or in connection therewith.

         To erect, operate, lease and let, refrigerating plants and to carry on the business of manufacturing and selling ice, furnishing cold storage and all other manner of kindred business incidental thereto or in anywise connected therewith.

         To erect, operate, and maintain plants for the generation and distribution of steam-heat, together with the


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transaction of all legitimate business incidental thereto and in anywise connected therewith; and to erect generating stations for the manufacture, generation, accumulation, storage, transmission and distribution of cold air, ice, or other refrigerating products, and steam heat, and all similar products for the heating and warming and the operation of mechanical appliances in buildings.

         To take, acquire, buy, hold, own, maintain, work, develop, sell, convey, lease, mortgage, pledge or otherwise deal in and dispose of real estate, real property or any interest or rights therein, and personal property.

         To acquire and carry on all or any part of the business or property of any corporation, copartnership or individuals engaged in a business similar to that authorized to be conducted by the company, and to undertake in conjunction therewith any liabilities of any person, firm, association or corporation possessed of property suitable for any of the purposes of this company, or for carrying on any business which this company is authorized to conduct, and as the consideration of the same to pay cash or to issue shares, stocks or obligations of this company, at such valuation as the directors of the company in their discretion, may determine.

         To purchase, subscribe for, or otherwise acquire, and to hold the shares, stocks or obligations of any corporation organized under the laws of this state or any other state, or of any territory or colony of the United States, or of any foreign country, and to sell, or exchange the same, and to exercise any or all of the powers of holders of shares, stocks or securities thereof, including the right to vote in respect thereof, among the stockholders of this company; and to exchange or sell or otherwise dispose of the shares of stock of this corporation for the shares of stock of other corporations or for any property of any character whatsoever.

         To guarantee the payment of the bonds, notes or other obligations of whatever character of any corporation or corporations; to guarantee the payment of dividends or interest on any shares, stocks, debentures or other securities issued by, or any other contract or obligation of, any corporation whenever proper or necessary for the business of the corporation in the judgment of its directors; and provided the required authority be first obtained from the board of directors for that purpose.

         To borrow or raise moneys for the purpose of its incorporation, to issue its bonds, notes or other obligations for moneys so borrowed, or in payment of or in exchange for, any real or personal property or rights or franchises acquired for other value received by the


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corporation and to secure such obligations by pledge, or mortgage, under deed of trust or otherwise, of or upon the whole or any part of the property at any time held by the corporation, and to sell or pledge such bonds, or discount such notes or other obligations, for its proper corporate purposes.

         The corporation may use and apply its surplus earnings or accumulated profits authorized by law to be reserved, to the purchase or acquisition of property and to the purchase or acquisition of its own capital stock from time to time, to such extent and in such manner and upon such terms as its board of directors shall determine.

         To do any or all things in this certificate set forth as objects, purposes, powers or otherwise, to the same extent and as fully as natural persons might or could do, and in any part of the world as principals, agents, contractors, trustees or otherwise.

         It is the intention that the objects and powers specified and clauses contained in this paragraph shall, except where otherwise expressed in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause of this or any other paragraph in this charter, but that the objects and powers specified in each of the clauses of this paragraph shall be regarded as independent objects and powers.

         Third:    That the place where the principal business of said
corporation is to be transacted is Los Angeles, County of Los Angeles, State of California.

         Fourth:   That this corporation shall have perpetual existence.

         Fifth:    That the number of directors of this corporation shall be
not less than five nor more than seven or such other number or range of authorized numbers as may be fixed from time to time by amendment of these Articles of Incorporation or by a bylaw or amendment thereof duly adopted by the shareholders.

         Sixth:    1.   AUTHORIZED NUMBER, CLASSES AND SERIES OF SHARES.  That
the total number of shares of capital stock of this corporation is One Hundred Eleven Million (111,000,000). Of said total capital stock, One Hundred Sixty Thousand (160,000) shares are Preferred Stock of a par value of Twenty-five Dollars ($25.00) each; Eight Hundred Forty Thousand (840,000) shares are Preferred Stock, Series A of a par value of Twenty-five Dollars (25.00) each; Five Million (5,000,000) shares, are Series Preferred Stock without par value; Five Million (5,000,000) shares are


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Preference Stock without par value; and One Hundred Million (100,000,000) shares are Common Stock, without par value.

         Shares of Series Preferred Stock and Preference Stock may be issued from time to time in one or more series as determined by the board of directors of this corporation which is hereby authorized, within the limitations and restrictions stated herein, to fix or alter, from time to time, the rights, preferences, privileges, and restrictions granted to or upon and the number of shares and distinctive designations of each such series while wholly unissued and to increase or decrease the number of shares of any such series subsequent to the issue of shares thereof, but not below the number of such shares then outstanding.

         2. DIVIDEND RIGHTS. The holders of Preferred Stock, of Preferred Stock, Series A and of each series of Series Preferred Stock shall be entitled, without preference as between such classes or series of stock or the holders thereof, to receive, out of any funds of this corporation legally available therefor, dividends at the rate established therefor, payable as may be authorized by the board of directors, before any dividend shall be declared and set apart for payment or paid on the Preference Stock or the Common Stock. In the case of Preferred Stock and Preferred Stock, Series A, said dividends shall be at the annual rate of six per centum of the $25 par value thereof. In the case of each series of Series Preferred Stock said dividends shall be at the rate therefor established by the board of directors (which rate may include a fixed, variable or adjustable rate) in the resolution authorizing shares of such series. The dividends upon Preferred Stock, Preferred Stock, Series A, and each series of Series Preferred Stock shall be cumulative, so that if in or for any period dividends in the amount established therefor shall not be declared and set apart for payment or paid on Preferred Stock, Preferred Stock, Series A and each series of Series Preferred Stock, or any part thereof, the deficiency shall be a charge upon the net earnings of this corporation, and be payable subsequently, before any dividend shall be declared and set apart for payment or paid upon Preference Stock or the Common Stock. The holders of Preferred Stock, of Preferred Stock, Series A and of each series of Series Preferred Stock shall not be entitled to any further dividend beyond said cumulative dividends.

         The holders of each series of Preference Stock shall be entitled, without preference as between such series of stock or the holders thereof, to receive, out of any funds of this corporation legally available therefor, dividends at the rate established therefor by the board of directors (which rate may include a fixed, variable or adjustable rate) in the resolution authorizing shares of such series, payable as may be authorized by the directors,


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before any dividend shall be declared and set apart for payment or paid on
Common Stock. The dividends upon each series of Preference Stock shall be cumulative, so that if in or for any period dividends in the amount established therefor shall not be declared and set apart for payment or paid on each series of Preference Stock, or any part thereof, the deficiency shall be a charge upon the net earnings of this corporation, and be payable subsequently, before any dividend shall be declared and set apart for payment or paid upon Common Stock. The holders of each series of Preference Stock shall not be entitled to any further dividend or share of profits beyond said cumulative dividends.

         Whenever all cumulative dividends on Preferred Stock, Preferred Stock, Series A and each series of Series Preferred Stock and of Preference Stock have been declared and set apart for payment or paid, the board of directors may declare dividends on Common Stock payable out of the remaining funds of this corporation legally available for the declaration of dividends.

         3. LIQUIDATION RIGHTS. In case of the liquidation or the dissolution of this corporation, the holders of Preferred Stock, of Preferred Stock, Series A and of each series of Series Preferred Stock shall be entitled, without preference as between such classes or series of stock or the holders thereof, to be paid in full both the liquidation preference established for their shares and the accrued dividend charge before any amount shall be paid to the holders of the Preference Stock or Common Stock. In the case of the Preferred Stock and the Preferred Stock, Series A said liquidation preference shall be the par value thereof. In the case of each series of Series Preferred Stock said liquidation preference shall be the amount established therefor by the board of directors in the resolution authorizing shares of such series. No further distribution shall be made to the holders of Preferred Stock, Series A or of any series of Series Preferred Stock.

         After payment in full to the holders of Preferred Stock, of Preferred Stock, Series A and of each series of Series Preferred Stock of both the liquidation preference established for their shares and the accrued dividend charge, the holders of each series of Preference Stock shall be entitled, without preference as between such series of stock or the holders thereof, to be paid in full both the liquidation preference established for their shares by the board of directors in the resolution authorizing the issuance of shares of such series and the accrued dividend charge before any amount shall be paid to the holders of Common Stock. No further distribution shall be made to the holders of any series of Preference Stock.


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         After payment in full to the holders of Preferred Stock, of Preferred
Stock, Series A, of each series of Series Preferred Stock and of each series of Preference Stock of both the liquidation preference established for their shares and the accrued dividend charge, the remaining assets and funds of this corporation shall be divided pro rata among the holders of Preferred Stock and the holders of Common Stock.

         4. VOTING RIGHTS. The holders of Preferred Stock, of Preferred Stock, Series A, of each series of Series Preferred Stock, of each series of Preference Stock and of Common Stock shall be entitled to one vote for each share and shall vote together in the election of directors and on all matters presented to shareholders except those matters for which a vote by class or series is required by applicable law or, in the case of any series of Series Preferred Stock or Preference Stock, by the resolution of the board of directors authorizing shares of such series.

         5.   REDEMPTION.  The Preferred Stock and the Preferred Stock,
Series A shall not be redeemable by this corporation. Each series of Series Preferred Stock and each series of Preference Stock shall be redeemable, if at all, upon such terms and conditions established by the board of directors in the resolution authorizing shares of such series.

         6. PRE-EMPTIVE RIGHTS. Each holder of Common Stock of this corporation shall be entitled to the full pre-emptive right to purchase and/or subscribe for, at such price as the board of directors may from time to time fix, the number of any shares of Common Stock of this corporation, or of securities convertible into or evidencing the right to purchase shares of Common Stock, now or hereafter authorized and issued at any time by this corporation which bears the same ratio to the number of shares of Common Stock or securities then proposed to be issued as the number of shares of Common Stock held by such holder shall bear to the total number of shares of Common Stock subscribed or outstanding immediately prior to such additional issue. No holder of any other shares of this corporation shall have any pre-emptive right to purchase and/or subscribe for any shares of any class of stock of this corporation now or hereafter authorized and which may be offered for subscription or sale by this corporation.

         7. GENERAL. All stock issued by this corporation shall be fully paid up and nonassessable. No share of stock shall be issued until the same is fully paid.

         Seventh: That the amount of capital stock which has been actually subscribed is Twenty-five Hundred Dollars ($2,500), and the following are the names of the persons by


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whom the same has been subscribed and the amounts subscribed by each of them, to-wit:



                                 Number of Shares
     Names of Subscribers         of Common Stock           Amount

     A. N. Kemp                        5                   $500.00
     A. C. Johnston                    5                   $500.00
     E. R. Davis                       5                   $500.00
     Henry P. Baumgaertner             5                   $500.00
     Charles Forman                    5                   $500.00


         Eighth:   1.   LIABILITY OF DIRECTORS.  The liability of the directors
of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         2. INDEMNIFICATION OF AGENTS. The corporation is authorized by bylaw, agreement or otherwise to provide for indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation to the fullest extent permissible under California law and in excess of that expressly permitted under Section 317 of the California General Corporation Law, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

         3. INSURANCE FOR AGENTS. The corporation is authorized to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the California General Corporation Law) of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such to the fullest extent permitted by California law and whether or not the corporation would have the power to indemnify the agent under the provisions of Section 317 of the California General Corporation Law or these articles of incorporation. The fact that the corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this provision inapplicable if such policy meets the requirements of Section 317 of the California General Corporation Law.

         4. REPEAL OR MODIFICATION. No repeal or modification of any provision of this Article Eighth shall adversely affect any protection, right insurance afforded to any director or other agent (as defined in Section 317 of the California General Corporation Law) of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


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         Ninth:    1.   NUMBER AND DESIGNATION.  Of the authorized shares of
Series Preferred Stock, without par value, of the corporation 3,000,000 shares are hereby constituted as a series thereof and designated as "7 3/4% Series Preferred Stock" (hereinafter referred to as "7 3/4% Series Preferred Stock").

         2. STATED VALUE. Shares of the 7 3/4% Series Preferred Stock shall be without par value but with a stated value of $25 per share.

         3.   DIVIDENDS.

         3.1 The holders of shares of the 7 3/4% Series Preferred Stock shall be entitled to receive cash dividends, when and as declared by the board of directors out of any funds legally available therefor, at the annual dividend rate of 7 3/4% per share based on the stated value thereof.

         3.2 Dividends on the 7 3/4% Series Preferred Stock shall be cumulative, shall accrue on each share from the date of original issuance thereof and shall be payable when and as declared by the board of directors out of funds legally available therefor, on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1993, to holders of record thereof on such record date not exceeding 60 days preceding the payment date therefor as may be determined by the board of directors in advance of such record date. Dividends for which payment is in arrears may be declared and paid at any time, to holders of record on such record date not exceeding 60 days preceding the payment date therefor as may be fixed by the board of directors in advance of such record date. No interest or sum of money in lieu of interest, shall be payable in respect of any dividends the payment of which may be in arrears.

         3.3 The amount of dividends per share payable for the period from the date of original issuance of the 7 3/4% Series Preferred Stock to and including April 14, 1993 (such period and each succeeding quarterly period commencing on April 15, July 15, October 15 and January 15 and ending on and including the day next preceding the first day of the next succeeding quarterly period is hereinafter referred to as a "Dividend Period"), and for any period less than a Dividend Period shall be calculated on the basis of a 365-day year and the actual number of days elapsed in the period for which payable. The amount of dividends per share payable for each Dividend Period commencing after April 14, 1993 shall be calculated by dividing the annual dividend rate by four.

         3.4 The corporation shall not declare and set apart for payment or pay any dividends on its Preferred Stock, Preferred Stock, Series A, any other series of its


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Series Preferred Stock or any other class or series of stock of the corporation ranking on a parity with the 7 3/4% Series Preferred Stock as to the payment of dividends and the payment of liquidation preferences unless there shall likewise be or have been declared and set apart for payment or paid on all shares of 7 3/4% Series Preferred Stock at the time outstanding like dividends for all Dividend Periods ending on or before the date of such action, ratably in proportion to the respective dividend rates fixed for such stock and the 7 3/4% Series Preferred Stock.

         3.5 The corporation shall not (i) declare and set apart for payment or pay any dividends or make any other distribution on its Preference Stock or Common Stock or any other class or series of stock of the corporation ranking junior to the 7 3/4% Series Preferred Stock as to the payment of dividends or liquidation preferences (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of its Preference Stock or Common Stock or any other class or series of stock of the corporation ranking junior to the 7 3/4% Series Preferred Stock as to the payment of dividends and liquidation preferences) or (ii) make any payment on account of the purchase, redemption or other retirement of the 7 3/4% Series Preferred Stock, its Preferred Stock, its Preferred Stock, Series A, any other series of its Series Preferred Stock, its Preference Stock or its Common Stock or any other class or series of stock of the corporation ranking on a parity with or junior to the 7 3/4% Series Preferred Stock as to the payment of dividends or liquidation preferences, unless there shall be or have been declared and set apart for payment or paid on all shares of 7 3/4% Series Preferred Stock, dividends at the rate set forth in Section 3.1 for all Dividend Periods ending on or before the date of such action.

         4.   LIQUIDATION PREFERENCE.

         4.1 In the case of the liquidation or dissolution of the corporation, before any amount shall be paid on the corporation's Preference Stock or Common Stock or any other class or series of stock of the corporation ranking junior to the 7 3/4% Series Preferred Stock as to liquidation preferences, the holders of shares of 7 3/4% Series Preferred Stock shall be entitled to be paid the $25 per share stated value of the 7 3/4% Series Preferred Stock as a liquidation preference and the accrued and unpaid dividend charge thereon. After such payment the holders of shares of 7 3/4% Series Preferred Stock shall not be entitled to any further payment.

         4.2 If, in case of any liquidation or dissolution of the corporation, the assets of the corporation shall be insufficient to make payment in full of amounts payable on


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the 7 3/4% Series Preferred Stock, the corporation's Preferred Stock, its
Preferred Stock, Series A, any other series of its Series Preferred Stock and any other class or series of stock of the corporation ranking on a parity with the 7 3/4% Series Preferred Stock as to the payment of liquidation preferences, then such assets shall be distributed among the holders of shares of all such stock ratably in proportion to the respective amounts which would be payable if all amounts payable thereon were paid in full.

         4.3 For the purpose of this Section, a consolidation or merger of the corporation with or into one or more corporations shall not be deemed to be a liquidation or dissolution.

         5.   REDEMPTION.

         5.1 OPTIONAL REDEMPTION. The 7 3/4% Series Preferred Stock shall not be redeemable except at the option of the corporation. Subject to Section 3.5, the 7 3/4% Series Preferred Stock shall be redeemable at the option of the corporation, at any time or from time to time on or after February 1, 1998, as a whole or in part, at a redemption price of $25 per share, together with accrued and unpaid dividends on each share redeemed to the date fixed for redemption.

         5.3  REDEMPTION PROCEDURES.

         (a) If less than all the outstanding shares of 7 3/4% Series Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the corporation from outstanding shares of 7 3/4% Series Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be practicable) or by any other method determined by the board of directors of the corporation in its sole discretion to be equitable.

         (b) Notice of each redemption of shares of 7 3/4% Series Preferred Stock shall be mailed by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the corporation; provided that no failure to mail such notice to particular holders of the shares to be redeemed or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption of any shares to be redeemed. Each such notice shall state: (i) the date fixed for redemption; (ii) the number of shares to be redeemed and if less than all the shares are to be redeemed, the number of the shares to be redeemed from such holder; (iii) the applicable redemption price and the manner in which it is to be paid; (iv) the place or places where certificates for the


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shares to be redeemed are to be surrendered for payment of the redemption price;
and (v) that dividends on the shares to be redeemed will cease to accrue on the date fixed for redemption. Notice having been given as aforesaid, from and after the redemption date (unless default shall be made by the corporation in payment of the redemption price), dividends on the shares of 7 3/4% Series Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the corporation shall cease.

         (c) Upon surrender in accordance with the notice of redemption of the certificates for any shares of 7 3/4% Series Preferred Stock called for redemption (properly endorsed or assigned for transfer, if the board of directors of the corporation shall so require and the notice shall so state), such shares shall be redeemed by the corporation at the redemption price.

         (d) The corporation's obligation to pay the redemption price of shares of 7 3/4% Series Preferred Stock called for redemption shall be deemed fulfilled if, on or before the redemption date, the corporation shall deposit in trust with a bank or trust company organized under the laws of the United States of America or any state thereof and having a capital, undivided profits and surplus aggregating at least $50,000,000, funds sufficient for such payment together with irrevocable instructions that such funds be applied to the redemption of such shares. Any interest accrued on such funds shall be paid to the corporation from time to time. Any funds so deposited and unclaimed at the end of six years from such redemption date shall be repaid or released to the corporation, after which the holder or holders of such shares shall look only to the corporation for payment of the redemption price.

         6. SHARES TO BE RETIRED. All shares of 7 3/4% Series Preferred Stock redeemed or purchased by the corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Series Preferred Stock without designation as to series.

         7. CONVERSION OR EXCHANGE. The holders of shares of 7 3/4% Series Preferred Stock shall not have any right to convert such shares into or exchange such shares for shares of any other class or series of stock or any other security of the corporation.

         8. VOTING. Holders of shares of 7 3/4% Series Preferred Stock shall be entitled to one vote for each share and shall vote together with the corporation's other shareholders in the election of directors and on all other


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matters except those matters for which a series or class vote is required by applicable law.


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